Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amended Registration Statement on Form S-3 of Jerash Holdings (US), Inc. of our report dated June 23, 2021 with respect to our audits of the consolidated financial statements of Jerash Holdings (US), Inc. as of March 31, 2021 and 2020, and for each of the years in the two-year period ended March 31, 2021, and the related notes, which appears in Jerash Holding (US), Inc.’s Annual Report on Form 10-K for the year ended March 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

May 12, 2022